Exhibit 5.2

[F.N.B. Corporation Letterhead]

May 16, 2018

Board of Directors

F.N.B. Corporation

12 Federal Street

One North Shore Center

Pittsburgh, PA 15212

Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Chief Legal Officer & Corporate Secretary of F.N.B. Corporation (the “Company”), and I am familiar with the proceedings taken by the Company in connection with the preparation and filing of the registration statement on Form S-3 (the “Registration Statement”) and the related prospectus forming part of the Registration Statement (the “Prospectus”) by the Company with respect to the proposed issuance by the Company of 35,356 shares of the common stock of the Company, $0.01 par value per share (the “Company Common Stock”), with respect to outstanding equity awards of Metro Bancorp, Inc. (“Metro”) which are held by former employees of Metro (or their heirs or legal representatives), pursuant to the Metro Bancorp, Inc. Amended and Restated 2006 Employee Stock Option and Restricted Stock Plan. Such awards were converted into equity awards relating to Company Common Stock upon completion of the merger of Metro with and into the Company on February 13, 2016, and in accordance with the terms of the Agreement and Plan of Merger between the Company and Metro, dated as of August 4, 2015. The shares of Company Common Stock to which the Prospectus relate, as further described in the Prospectus, are referred to herein as the “Registered Common Stock.”

As counsel to the Company, I have participated in the corporate proceedings in connection with the preparation and filing of the Registration Statement and the Prospectus. I have also examined the Company’s Articles of Incorporation and By-Laws, as amended to date, the corporate minutes and other proceedings and the records relating to authorization and offering of the Registered Common Stock, and such other documents and matters of law as I have deemed necessary or appropriate in order to render this opinion. In rendering this opinion I have, with your consent, assumed the genuineness of all signatures or instruments relied upon by me, and the conformity of certified copies submitted to me with the original documents to which such certified copies relate.

Based upon the foregoing, it is my opinion that the Registered Common Stock, when issued by the Company as described in the Prospectus, will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. By providing such consent, I do not admit that I come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully,

/s/ James G. Orie, Esquire

James G. Orie, Esquire

Chief Legal Officer &

Corporate Secretary